For Immediate Release

Media General, Inc. Announces Second Quarter 2016 Results

RICHMOND, VA, August 5, 2016 – Media General, Inc. (“Media General” or the “Company;” NYSE: MEG), one of the nation’s largest local media companies, today reported results for the second quarter ended June 30, 2016.

Summary of Results for the Second Quarter 2016

•	Net revenues increased 13% to $363 million, compared to $321 million in the second quarter of the prior year.

•	Excluding Political revenue, net revenues increased 11% compared to the second quarter of the prior year.

•	Net local revenues, which include net local advertising revenues and retransmission consent fees, increased 13% to $248 million, compared to $220 million in the second quarter of the prior year.

•	Net national revenues increased 1% to $54 million, compared to $53 million in the second quarter of the prior year.

•	Net political revenues were $10 million, compared to $3 million in the second quarter of the prior year.

•	Net digital revenues increased 18% to $43 million, compared to $36 million in the second quarter of the prior year.

•	Operating expenses increased 7% to $303 million, compared to $284 million in the second quarter of the prior year.

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Absent the merger-related expenses, restructuring costs, the one-time acquisition-related compensation and higher network fees, total operating costs for the second quarter were flat when compared to the same period in the prior year.

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Corporate and other expenses were $18 million, compared to $12 million in the second quarter of the prior year. One-time acquisition-related compensation payments totaling $7 million related to the purchase of HYFN were included in Corporate and other expense for the second quarter of 2016. Excluding the one-time item, Corporate and other decreased 13% to $11 million compared to the second quarter of the prior year.

•	Operating income was $60 million, compared to $37 million in the second quarter of the prior year.

•	Broadcast Cash Flow increased 25% to $120 million, compared to $96 million in the second quarter of the prior year.

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Adjusted EBITDA increased 23% to $111 million, compared to $91 million in the second quarter of the prior year. Included in Adjusted EBITDA were $2.6 million of losses from the Company's national digital businesses.

•	Earnings per diluted share was $0.14, compared to earnings per diluted share of $0.01 in the second quarter of the prior year.

Commenting on the second quarter 2016, President and Chief Executive Officer, Vincent L. Sadusky, said: “We delivered strong results, with total net revenues increasing 13% and Adjusted EBITDA growing 23%, compared to the prior year. Key drivers for our performance were political advertising, an increase in pay-TV subscriber fees and expense management, including further realization of synergies from the LIN Media merger. In addition, our digital restructuring initiatives resulted in an 18% revenue increase for the quarter, and in June, we recorded the highest digital revenue month in our company's history. Excluding political advertising, total net revenues increased 11%, compared to the prior year.

Mr. Sadusky added, “Looking ahead, we feel great about the second half of the year, as our strong news stations benefit from national and local political races. Additionally, the highly viewed Summer Olympics will air on our 13 NBC stations. This is an exciting time as we work towards the consummation of our combination with Nexstar.”

Recent Operational Highlights

•	Time sales, including political time sales and digital revenue, grew 7% over the second quarter in the prior year.

•	The automotive category, which represented 25% of gross local and national time sales in the second quarter, increased 1%, compared to the prior year.

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The Company’s television stations rank number one or number two in local news in 68% of its broadcast markets. In addition, the Company's television station websites rank number one or number two in 55% of their measured markets.

•	The Company’s TV stations received 22 regional Edward R. Murrow Awards.

•	The Company acquired the remaining stake of HYFN, an industry-leading social media advertising company.
Key Balance Sheet and Cash Flow Items
Total debt outstanding (including capital leases) net of cash, was $2.2 billion, as of both June 30, 2016 and December 31, 2015. Cash and cash equivalent balances as of June 30, 2016 were $25 million, compared to $41 million as of December 31, 2015. The Company has a $150 million revolving credit facility that was undrawn, with $146 million of availability as of June 30, 2016. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 5x as of June 30, 2016. Components of cash flow in the second quarter of 2016 included capital expenditures of $18 million.
Business Outlook
The Company expects that net revenues for the third quarter of 2016 will increase in the range of 23% to 29% (or $74 million to $92 million), as compared to the prior year. Excluding political, the Company expects net revenues to increase in the range of 12% to 16%, mainly driven by increases in retransmission consent fees and digital revenues.
The Company expects direct operating and selling, general and administrative expenses to increase in the range of 9% to 11% (or $21 million to $24 million) as compared to $222 million in the third quarter of 2015. If you exclude programming fees paid to networks and variable sales costs, direct operating and SG&A expenses would be flat to slightly up compared to the third quarter of 2015.

The Company’s current outlook for revenues, expenses and cash flow items for the third quarter of 2016, excluding special items, are anticipated to be in the following ranges:

$ millions	Third Quarter of 2016
Net broadcast revenues	$349 to $360
Net digital revenues	$47 to $54
Total net revenues	$396 to $414
Direct operating and selling, general and administrative expenses	$243 to $246
Amortization of program rights	$11 to $13
Cash payments for programming	$11 to $13
Corporate and other expenses	$10 to $11
Corporate non-cash share-based compensation expense	$2
Adjusted EBITDA	$134 to $146
Depreciation and amortization of intangibles	$40 to $42
Cash capital expenditures	$10 to $15
Cash interest expense	$27
Principal amortization of term loans and finance lease obligations	$1
Cash taxes	$3
The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward Looking Statements” below) which could individually or collectively cause actual results to differ materially from those projected above.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted (“Adjusted EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its businesses. The Company makes available on its website reconciliations of BCF, Adjusted EBITDA and FCF to its operating income, a GAAP reporting measure. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.mediageneral.com.

Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, changes in direct operating, selling, general and administrative expenses; changes in net broadcast, digital, barter and other revenues; changes in direct operating, selling, general and administrative, station and corporate non-cash share-based compensation, amortization of program rights and corporate and other expenses; and cash payments for programming; depreciation and amortization of intangibles; cash capital expenditures; cash interest expense and principal amortization; and cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the impact of the proposed business combination Nexstar Broadcasting Group, Inc.; volatility of advertising revenue; restrictions on the Company’s operations as a result of its indebtedness; the ability to renew retransmission consent agreements; changes in government regulations and the ability to obtain necessary consents; changes in or terminations of network affiliation agreements; competition; changes in audience share or ratings; and the potential influence of certain shareholders, including Standard General L.P. and its affiliates; and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.mediageneral.com, or at www.sec.gov), which are incorporated in this release by reference. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About Media General

Media General is one of the nation's largest local media companies that owns, operates or services 71 television stations in 48 markets. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and nearly 39% of the U.S. Internet audience.

Media General has one of the industry's largest and most diverse digital media businesses that includes Federated Media, HYFN and Dedicated Media. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.

Media General trades on the NYSE under the symbol “MEG.” For more information, visit www.mediageneral.com.
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Media General Contact
Courtney Guertin
Director of Marketing and Communications
401-457-9501
cguertin@mediageneral.com